Incorporated in the State of Nevada on May 11, 2007

No. 001 Shares

FENARIO, INC.

Common Stock

This Certifies That ______________________________ is the owner of

Fenario, Inc. ______________________________ Shares of the Capital Stock of

CORPORATE NAME

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this __________ day of __________ A.D.

President

Secretary

Shares $0.05 Each